Exhibit 99.1

FOR IMMEDIATE RELEASE:

Contact: Kelly Ford

425-951-1333

SONOSITE ANNOUNCES RESIGNATION FROM BOARD OF DIRECTORS

BOTHELL, WA, May 15, 2003 – SonoSite, Inc. (Nasdaq: SONO), a leader in point-of-care ultrasound, today announced the resignation of Ernest Mario, Ph.D., from SonoSite’s board of directors. Dr. Mario, who has served on the board since December 1999, plans to focus his time and energy on his recent appointment as chairman and chief executive officer of Reliant Pharmaceuticals, a privately held pharmaceutical company located in New Jersey.

“Dr. Mario has been a trusted advisor and highly respected member of our board,” said Kirby L. Cramer, SonoSite’s chairman of the board. “We thank him for his service and leadership, and wish him well.”

“Ernie has contributed to SonoSite’s development since 1997, before our spin off from ATL Ultrasound, while he was a board member for ATL,” said Kevin M. Goodwin, president and CEO. “With Ernie’s departure we now have eight board members, and we have no immediate plans to fill the position.” Under SonoSite’s bylaws, the board can elect a director to fill a vacancy resulting from a resignation.

“It has been a pleasure to be involved with SonoSite’s development, and I believe the Company has a solid, long-term future as its technology and business model continue to evolve,” said Dr. Mario.

About SonoSite

SonoSite, Inc. (www.sonosite.com), headquartered in Bothell, WA, is a leader in the point-of-care ultrasound market. By working to develop products that maximize imaging performance, convenience and design flexibility, SonoSite is creating new markets and removing barriers to the use of ultrasound across medicine. With over 11,000 units sold worldwide since 1999, SonoSite products have become known for exceptional durability with a high design value. The Company is dedicated to putting the power of its technology into the hands of trained health care professionals, allowing them to perform high quality imaging for faster, better-informed clinical decisions that enable earlier treatment and improve patient outcomes.

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